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                                                                     Exhibit 5.1


                          [Kirkland & Ellis Letterhead]




                                  April 4, 2001




Aon Corporation
123 North Wacker Drive
Chicago, Illinois 60606

                   Re: Shares of Common Stock, $1.00 par value

Ladies and Gentlemen:

      We are acting as counsel to Aon Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4, Registration No. 333-57706 (the "Registration Statement") pertaining to the registration of a proposed issuance by the Company of up to 3,852,184 shares of the Company's Common Stock, $1.00 par value per share (the "Shares") to the stockholders of ASI Solutions, Inc. ("ASI") in connection with the merger of a wholly-owned subsidiary of the Company into ASI (the "Merger").

      We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (i) the Second Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to the date hereof; and (ii) certain resolutions adopted by the Board of Directors of the Company. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

      Based upon the foregoing and having regard to legal considerations that we deem relevant, and subject to the comments and qualifications set forth below, it is our opinion that the Shares being registered pursuant to the Registration Statement, when issued to the stockholders of ASI in connection with the Merger, will be duly authorized, fully paid and non-assessable.


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      For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the authenticity of the originals of all documents submitted to us as copies, (iv) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (v) the authority of such persons signing all documents on behalf of the parties thereto other than the Company and (vi) the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the section entitled "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

      We do not find it necessary for purposes of this opinion to cover, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the offering and sale of the Shares.

      This opinion shall be limited to the general corporation law of the State of Delaware.

                                                    Very truly yours,

                                                    /s/ Kirkland & Ellis

                                                    KIRKLAND & ELLIS